Exhibit 10.05(c)

Exhibit B

ALLEGHANY CORPORATION

Restricted Stock Unit Award Agreement

This award of Restricted Stock Units (the “Award”) is made as of [●] (the “Award Date”), by and between Alleghany Corporation, a Delaware corporation (the “Corporation”), and [●] (the “Participant”), pursuant to the Alleghany Corporation 2017 Long-Term Incentive Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

Section 1.    Terms and Conditions; Definitions. This Award is subject to all of the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon the Corporation and Participant.

Section 2.    Restricted Stock Unit Award. The Corporation hereby grants to Participant, on the terms and conditions hereinafter set forth:

                    Restricted Stock Units.

The Restricted Stock Units awarded to Participant shall be credited to a separate bookkeeping account that the Corporation has established for Participant under the Plan (the “Account”). Each Restricted Stock Unit so credited, and each Dividend Equivalent Unit, if any, credited to Participant’s Account pursuant to Section 3 below (such Restricted Stock Units and Dividend Equivalent Units, collectively referred to herein as Participant’s “Credited Units”), shall represent one notional share of Common Stock. All amounts representing the Credited Units in Participant’s Account shall continue for all purposes to be part of the general assets of the Corporation and, with respect to Participant’s interest in the Account, Participant shall be only a general, unsecured creditor of the Corporation.

Section 3.    Dividend Equivalent Units. Unless and until payment is made with respect to Participant’s Credited Units pursuant to Section 6 below, additional Restricted Stock Units (a “Dividend Equivalent Unit”) will be credited to Participant’s Account on each date on which the Corporation pays a dividend on its Common Stock (a “Dividend Payment Date”). To the extent the Corporation’s dividend is in the form of cash, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be determined by dividing (A) the product of (i) the total number of Credited Units in Participant’s Account immediately prior to the Dividend Payment Date, and (ii) the per-share amount of the dividend paid on the Dividend Payment Date, by (B) the closing price per share of the Corporation’s Common Stock on the Dividend Payment Date. To the extent the Corporation’s dividend is in the form of Common Stock, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be equal to the product of (A) the total number of Credited Units in Participant’s Account immediately prior to the Dividend Payment Date, and (B) the number of shares of Common Stock paid as a dividend per share of Common Stock.

Section 4.    Vesting. Subject to Section 5, Participant shall be become vested in, and have a non-forfeitable right to, the Credited Units credited to Participant’s Account on the four year anniversary of the Award Date (the “Vesting Date”).

Section 5.    Termination of Employment. If Participant’s employment with the Corporation and its subsidiaries is terminated for any reason prior to the Vesting Date, Participant shall forfeit, without consideration, all rights to, or interests in, the Credited Units in Participant’s Account.

Section 6.    Payment. Subject to Section 5 and the terms of the Plan, Participant’s Credited Units will be paid to Participant by no later than the March 15th next following the Vesting Date, in either cash or whole shares of Common Stock, as elected by Participant in accordance with the rules and procedures established by the Committee.

Section 7.    Rights as a Stockholder. Subject to the otherwise applicable provisions of the Plan and this Agreement, Participant shall have no rights of a stockholder of shares of Common Stock in respect of the Credited Units in Participant’s Account.

Section 8.    Tax Withholding. The Corporation shall have the right to deduct from any portion of the Award hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to any portion of the Award paid in Common Stock, to require the payment by Participant (through withholding from Participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock).

Section 9.    Limits on Transferability. Neither the Award nor any rights or interests herein shall be pledged, encumbered, or hypothecated to, or in favor of, or be subject to any lien, obligation, or liability of Participant to, any party, other than the Corporation or any subsidiary, nor shall the Award or any rights or interests herein be assignable or transferable by Participant except in the event of Participant’s death.

Section 10.    No Right of Employment. Nothing in this Agreement shall confer upon Participant any right to continue as an employee of the Corporation or its subsidiaries to interfere in any way with the right of the Corporation or its subsidiaries to terminate Participant’s employment at any time.

Section 11.    Entire Agreement. This Agreement contains the entire understanding of the Corporation and Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein, cancel and supersede any and all other agreements between the Corporation and Participant with respect to the subject matter hereof. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Corporation and Participant.

Section 12.    Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 13.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 14.    Bound by the Plan. By signing this Agreement, Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

Section 15.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

Section 16.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Participant has duly executed this Agreement and the Corporation has duly caused this Agreement to be executed in its name and on its behalf, all as of [●].

ALLEGHANY CORPORATION

By:
[Name]
[Title]

PARTICIPANT